 EXHIBIT 16.1

June 7, 2021

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

RE: Barrel Energy, Inc.
Commission File Number: 333-201740

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K for Barrel Energy, Inc. filed on May 27, 2021.  We resigned as the Company’s independent registered accounting firm on April 29, 2021.  We are in agreement with the other statements made therein, insofar as they relate to our Firm.  We have no basis to agree or disagree with the other statements contained therein.

Fruci & Associates II, PLLC